 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 5, 2024

ADVANCE AUTO PARTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-16797	54-2049910
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4200 Six Fork Road, Raleigh, North Carolina 27609
(Address of principal executive offices) (Zip Code)

(540) 362-4911
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Securities Registered Pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, $0.0001 par value	AAP	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 5, 2024, Advance Auto Parts, Inc. (the “Company”) announced the appointment of Elizabeth E. Dreyer to the position of Senior Vice President, Controller and Chief Accounting Officer, commencing January 9, 2024.

Ms. Dreyer, 61, joins the Company from Amyris, Inc., a public biotechnology company, where she has served since October 2022 as Chief Accounting Officer and Controller. She previously served as Senior Vice President and Chief Accounting Officer of Travel + Leisure Co., a public vacation ownership and exchange company, from March 2018 to October 2022, and as Vice President, Controller and Chief Accounting Officer of Edgewell Personal Care Company, a public multinational consumer products company (formerly Energizer Holdings) from January 2015 to March 2018. Ms. Dreyer also served as Interim Chief Financial Officer of Edgewell from December 2017 to February 2018. Ms. Dreyer has over 30 years of experience, having begun her career at Deloitte, a provider of audit, consulting, tax and advisory services, and having served in a variety of senior roles in accounting, finance and internal audit. She holds a B.S. in Business and is a Certified Public Accountant.

In connection with her appointment, Ms. Dreyer and the Company have entered into a compensation arrangement, pursuant to which Ms. Dreyer will be entitled to an annual base salary of $425,000 and is eligible to participate in the Company’s annual incentive bonus plan with a bonus target of 65 percent of base salary (“Target Bonus Amount”) and a maximum bonus opportunity of 200 percent of the Target Bonus Amount, based on performance as measured against applicable bonus criteria. She will also receive a one-time cash signing bonus of $350,000 that she will be required to repay if she voluntarily resigns her employment with the Company prior to completion of two years of service and a one-time equity grant of approximately $250,000 aggregate principal value of restricted stock units, vesting ratably over three years dependent upon continued employment with the Company.

Ms. Dreyer is eligible to receive annual equity grants under the Company’s 2023 Omnibus Incentive Compensation Plan (the “2023 Plan”) consistent with the Company’s compensation program for other executives of the Company. The grant date fair value of Ms. Dreyer’s annual equity grant for the 2024-2026 performance period is expected to be approximately $350,000, with a grant-type mix determined by the Compensation Committee of the Board of Directors.

Ms. Dreyer and the Company have entered into a loyalty agreement, effective January 9, 2024, which provides for an initial one year employment term and extends thereafter each day for an additional day until the Company provides at least 90 days’ notice of intention not to extend the agreement. Upon termination of employment by the Company without Cause (not in connection with a change in control) or upon termination of employment by the Company without Cause within 12 months after a change in control, Ms. Dreyer would be entitled to: (1) severance equal to one times the sum of (a) her base salary and (b) an amount equal to the pro rata portion of any annual bonus that would have been payable to her, provided that the criteria for such bonus other than her continued employment have been satisfied; (2) outplacement assistance, at a cost to the Company not to exceed $12,000, for a period of up to 12 months; (3) continued medical, dental and vision benefits for up to 52 weeks post-termination at the same cost as active employees; and (4) treatment of equity awards as set forth in the 2023 Plan and the applicable award agreements. Any severance benefits paid would be subject to Ms. Dreyer’s execution (without revocation) of a general release of claims against the Company.

Pursuant to the terms of her loyalty agreement, Ms. Dreyer is subject to certain restrictive covenants, including, among others, non-disclosure of confidential information, non-disparagement and, for a year following termination of employment, non-competition, and non-solicitation and non-interference of customers, suppliers, employees, agents or independent contractors.

Item 7.01 Regulation FD Disclosure

A press release announcing the appointment of Ms. Dreyer was issued by the Company on January 5, 2024, a copy of which is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number
99.1	Press release, dated January 5, 2024, issued by Advance Auto Parts, Inc.
101.1	Pursuant to Rule 406 of Regulation S-T, the cover page to this Current Report on Form 8-K is formatted in Inline XBRL.
104.1	Cover Page Interactive Data File (embedded within the Inline XBRL document included in Exhibit 101.1).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANCE AUTO PARTS, INC.

Date: January 5, 2024	/s/ Ryan P. Grimsland
Ryan P. Grimsland
Executive Vice President, Chief Financial Officer